Exhibit 99.1

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
February 3, 2009		864.286.4425
		melissa.andrews@scansource.com

SCANSOURCE, INC. NAMES NEW BOARD MEMBER

Charles Whitchurch brings extensive industry experience to Board

GREENVILLE, S.C. – February 3, 2009 – ScanSource, Inc., {Nasdaq: SCSC}, a leading international value-added distributor of specialty technology products, today announced the appointment of Charles R. Whitchurch to its Board of Directors.

Mr. Whitchurch served as Chief Financial Officer of Zebra Technologies Corporation from September 1991 to June 2008, where he managed the company’s financial and accounting functions.

Mr. Whitchurch is currently a member of the Board of Directors and Chairman of the Audit Committee of SPSS, Inc. a publicly held provider of predictive analytic software. He is also a Board member and Audit Committee Chairman of Landmark Aviation, a privately held operator of fixed-base operations at multiple locations throughout the United States and Europe. Mr. Whitchurch holds an MBA from Stanford University and a BA in economics from Beloit College. “We are pleased to add Randy to the ScanSource, Inc. Board of Directors,” said Jim Foody, Chairman, ScanSource, Inc. “We look forward to the wealth of knowledge, vast industry experience and valuable vendor perspective that he will bring to the Board.” With Mr. Whitchurch’s appointment, the membership of ScanSource’s Board of Directors expands from five to six members. For more information about ScanSource, call 1.800.944.2432.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ:SCSC} is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.

ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the US, and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #901 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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